Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Furniture Brands International, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-06990, 333-39355, 333-80189, 333-100133, 333-130322, 333-156310, and 333-166568) on Form S-8 of Furniture Brands International, Inc. of our reports dated March 3, 2011, with respect to the consolidated balance sheets of Furniture Brands International, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive loss for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Furniture Brands International, Inc.
/s/  KPMG LLP
St. Louis, Missouri
March 3, 2011